                                                                     EXHIBIT 4.0























                                BANKBOSTON, N.A.

                                       TO

                               GALILEO CORPORATION



                                 LOAN AGREEMENT



                          Dated as of January 27, 1998


















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


                                TABLE OF CONTENTS


SECTION I DEFINITIONS......................................................   1

   1.1    General..........................................................   1
   1.2    Accounting Terms.................................................   8

SECTION II DESCRIPTION OF CREDIT...........................................   8

   2.1    The Loan.........................................................   8
   2.2    Notice and Manner of Borrowing and/or Selection of
          Interest Period..................................................   9
   2.3    Commitment Fee...................................................  10
   2.4    The Loan Account.................................................  10
   2.5    Duration of Interest Periods.....................................  10
   2.6    Facility Fee.....................................................  10
   2.7    Interest Rate and Payments of Interest...........................  11
   2.8    Changed Circumstances............................................  12
   2.9    Payments and Prepayments of the Loan.............................  13
   2.10   Method of Payment................................................  14
   2.11   Overdue Payments.................................................  14
   2.12   Payments Not at End of Interest Period...........................  14
   2.13   Computation of Interest..........................................  15


SECTION III CONDITIONS OF LOAN.............................................  15

   3.1    Conditions Precedent to the Loan.................................  15
   3.2    Conditions Precedent to Future Advances..........................  17

SECTION IV REPRESENTATIONS AND WARRANTIES..................................  17

   4.2    Corporate Authority..............................................  17
   4.3    Valid Obligations................................................  18
   4.4    Consents or Approvals............................................  18
   4.5    Title to Properties; Absence of Liens............................  18
   4.6    Financial Statements.............................................  18
   4.7    Changes..........................................................  18
   4.8    Franchises, Licenses, Registrations, etc.........................  19
   4.9    Compliance with Other Instruments, etc...........................  19
   4.10   Outstanding Securities...........................................  19
   4.11   Defaults.........................................................  20
   4.12   Taxes............................................................  20




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   4.13   No Margin Regulation Violation...................................  20
   4.14   Litigation.......................................................  20
   4.15   Investment Company Act...........................................  20
   4.16   Compliance with ERISA; Multiemployer Plans.......................  20
   4.17   No Materially Adverse Contracts, etc.............................  21
   4.18   Compliance with Environmental Laws...............................  21

SECTION V COVENANTS OF THE BORROWER........................................  22

   5.1    Financial Statements of the BORROWER
          and other Reporting Requirements.................................  22
   5.2    Conduct of Business..............................................  24
   5.3    Maintenance and Insurance........................................  24
   5.4    Taxes............................................................  24
   5.5    Inspection.......................................................  24
   5.6    Maintenance of Books and Records.................................  24
   5.7    Liens............................................................  25
   5.8    Consolidated Tangible Net Worth..................................  25
   5.9    Ratio of Indebtedness to Consolidated Tangible Net Worth.........  25
   5.10   Interest Coverage Ratio..........................................  25
   5.11   Limitations on Capital Expenditures.  ...........................  25
   5.12   Limitations on Business Activities...............................  25
   5.13   Limitations on Losses.  .........................................  25

SECTION VI NEGATIVE COVENANTS..............................................  26

   6.1    Indebtedness.....................................................  26
   6.2    Contingent Liabilities...........................................  26
   6.3    ERISA............................................................  27
   6.4    Merger; Consolidation; Sale or Lease of Assets...................  27
   6.5    Sale and Leaseback...............................................  27

SECTION VII DEFAULTS.......................................................  27

   7.1    Events of Default; Acceleration of Note..........................  27

SECTION VIII MISCELLANEOUS.................................................  30

   8.1    Notices..........................................................  30
   8.2    Expenses.........................................................  31
   8.3    Set-Off..........................................................  31
   8.4    Term of Agreement................................................  31
   8.5    No Waivers.......................................................  31
   8.6    Governing Law....................................................  31



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   8.7    Amendments.......................................................  32
   8.8    Binding Effect of Agreement......................................  32
   8.9    Counterparts.....................................................  32
   8.10   Severability.....................................................  32
   8.11   Captions.........................................................  32
   8.12   Entire Agreement.................................................  32
   8.13   JURY WAIVER......................................................  32














                                     -iii-
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                                    EXHIBITS



Exhibit A:         Promissory Note

Exhibit B:         Notice of Borrowing and/or Selection of Interest Period

Exhibit C:         List of Subsidiaries

Exhibit D:         Existing Liens

Exhibit E:         Litigation

Exhibit F:         Environmental Compliance Matters










                                      -iv-
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                                 LOAN AGREEMENT


THIS LOAN AGREEMENT (the "Agreement") is made as of this ______ day of January, 1998, by and between GALILEO CORPORATION, a Delaware corporation duly qualified as a foreign corporation under the laws of the Commonwealth of Massachusetts, with its principal place of business at Galileo Park, Sturbridge, Worcester County, Massachusetts ("BORROWER"), and BANKBOSTON, N.A., a national banking association having its principal offices at 100 Federal Street, Boston, Suffolk County, Massachusetts ("BANK")


                                    SECTION I

                                   DEFINITIONS

1.1      GENERAL.

All capitalized terms used in this Agreement or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below:

         ADJUSTED LIBOR RATE - Applicable to any Interest Period, shall mean a rate per annum determined pursuant to the following formula:

                         AER   =   [   IOR   ]*
                                   -----------
                                   [1.00 - RP]

                         AER   =   Adjusted LIBOR Rate
                         IOR   =   Interbank Offered Rate
                         RP    =   Reserve Percentage

         * The amount in brackets shall be rounded upwards, if necessary, to the next higher 1/100 of 1%.

Where:

                  "INTERBANK OFFERED RATE" applicable to any LIBOR Loan for any Interest Period means the rate of interest determined by the BANK to be the prevailing rate per annum at which deposits in U.S. dollars are offered to the BANK by banks in the interbank LIBOR market in which it regularly participates on or about 10:00 a.m. (Boston, MA time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the LIBOR Loan to which such Interest Period is to apply for a period of time approximately equal to such Interest Period.




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                  "RESERVE PERCENTAGE" applicable to any Interest Period means to the rate (expressed as a decimal) applicable to the BANK during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency or marginal reserve requirement) of the BANK with respect to "Eurocurrency liabilities" as that term is defined under such regulations, it being understood that, as of the date of this Agreement, the Reserve Percentage is zero (0).

The BANK agrees to give written notice to the BORROWER of any change in the Adjusted LIBOR Rate and such written notice will become effective upon receipt by the BORROWER, provided that any such change will not affect the interest rate in effect for the then existing Interest Period.

         AGREEMENT. This Agreement (including all exhibits, schedules, annexes and the like referred to herein) as originally executed, or if amended, varied or supplemented from time to time, as so amended, varied or supplemented.

         BASE RATE. The higher of (a) the annual rate of interest announced from time to time by the Bank at the Bank's Head Office, as its "Base Rate" and (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three funds brokers of recognized standing selected by the Bank.

         BASE RATE LOAN. All or any portion of the Loan bearing interest determined with respect to the Base Rate.

         BUSINESS DAY. Any day other than a Saturday, Sunday or legal holiday on which banks in Boston, MA, are authorized to close.

         CAPITAL LEASE. Any lease or other agreement for the use of property which is required to be capitalized on a balance sheet of the lessee or other user of property in accordance with generally accepted accounting principles.

         CODE. The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended.






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         COLLATERAL. Any and all property of the BORROWER or any Guarantor in which the BANK now has, by this Agreement or under the Security Agreements of even date herewith, acquires or hereafter acquires a security interest lien, or encumbrance therein.

         CONSOLIDATED CURRENT INDEBTEDNESS. As of the date of any determination thereof, Current Indebtedness of the BORROWER and its Subsidiaries, determined on a consolidated basis, after eliminating all offsetting debits and credits among the BORROWER and its Subsidiaries and other items to be eliminated in accordance with generally accepted accounting principles.

         CONSOLIDATED NET INCOME. Consolidated Net Income at any date as of which the amount thereof to be determined, all amounts that should, in accordance with generally accepted accounting principles, be included as the Consolidated Net Income of the BORROWER and its Subsidiaries.

         CONSOLIDATED TANGIBLE NET WORTH. As of the date of any determination thereof, (i) Shareholders' Equity, less (ii) any intangibles including, without limitation or duplication, unamortized debt discount and expense and deferred charges, goodwill, trademarks, trade names, patents, customer lists, licenses, franchises, copyrights, trade secrets and any other intangibles which would appear on the consolidated balance sheet of the BORROWER or its Subsidiaries, determined on a consolidated basis, after eliminating all offsetting debits and credits among the BORROWER and its Subsidiaries and all other items to be eliminated in accordance with generally accepted accounting principles.

         CONVERSION DATE. Two (2) years from the date hereof at which time, provided that there is no Event of Default under the terms of the Obligations, the Loan will be converted from a Revolving Loan to a Term Note and amortized in accordance with Section II of this Agreement.

         CONTROLLED GROUP. All trades or businesses (whether or not incorporated) under common control that, together with the BORROWER, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

         DEFAULT. An Event of Default or an event or condition that, with the passage of time or the giving of notice, or both, would constitute an Event of Default.

         ERISA. The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time to be supplemented or amended.

         ERISA AFFILIATE. Any person which is under "common control" with the BORROWER within the meaning of Section 4001 of ERISA.

         ERISA TERMINATION EVENT. (i) A "reportable event" described in Section 4043 of ERISA and the regulations issued thereunder (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC under such regulations), (ii) the withdrawal of the BORROWER or any of its ERISA Affiliates from a Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA,
(iii) the providing of a notice of intent to terminate a Plan pursuant to
Section 4041(a)(2) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings to terminate a Plan by the PBGC, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

         LIBOR LOAN. The Loan, which will bear interest at a rate determined with reference to the Adjusted LIBOR Rate.

         EVENT OF DEFAULT. Any event described in SECTION 6.1.

         EXCHANGE ACT. Shall mean the Securities Exchange Act of 1934, as amended from time to time.

         FEDERAL BANKRUPTCY CODE. The United States Bankruptcy Code, 11 U.S.C.sec.101 et. seq., as amended from time to time.

         GUARANTEES. As applied to the BORROWER, all guarantees, endorsements or other contingent or surety obligations with respect to obligations of others whether or not reflected on the balance sheet of the BORROWER, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well or otherwise), through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other person or entity.

         GUARANTOR.  Leisegang Medical, Inc.

         GUARANTY. The Guaranty of Leisegang Medical, Inc. of even date herewith.

         INDEBTEDNESS. As applied to the BORROWER (i) all obligations for borrowed money or other extensions of credit, including all obligations representing the deferred purchase price of property, other than accounts payable and accrued expenses arising in the ordinary course of business, it being understood that the use of the phrase "ordinary course of business" includes, without limitation, all of the BORROWER's operating leases, (ii) all obligations evidenced by bonds, notes, debentures or other similar instruments,
(iii) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by the BORROWER whether or not the obligations secured thereby shall have been assumed, (iv) that portion of all obligations arising under capital leases that is required to be capitalized on the balance sheet of the BORROWER, (v) all Guarantees, and (vi) all obligations that are

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immediately due and payable out of the proceeds of or production from property now or hereafter owned or acquired by the BORROWER.

         INSURANCE CERTIFICATES.  As required by the Security Agreement.

         INTEREST PERIOD. The period commencing on the date of the initiation or continuation of the Loan in each instance ending thirty, sixty, ninety or one-hundred eighty days thereafter, as the BORROWER may elect in the applicable Notice of Borrowing and/or Selection of Interest Period, PROVIDED THAT:

                  a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

                  b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last business Day of a calendar month; and

                  c) no Interest Period shall have a duration of less than thirty (30) days; and if any Interest Period applicable to the Loan would be for a shorter period, such Interest Period shall not be made available hereunder.

         INVESTMENTS. The purchase or acquisition of any share of capital stock, partnership interest, evidence of indebtedness or other equity security of any other person or entity, any loan, advance or extension of credit to, or contribution to the capital of, any other person or entity, any real estate held for sale or investment, any commodities futures contracts held other than in connection with bona fide hedging transactions, any other investment in any other person or entity, and the making of any commitment or acquisition of any option to make an Investment.

         LANDLORD'S WAIVER. To be obtained by the Borrower or any of its Subsidiaries from the Landlord at any location in which the value of the Borrower's assets or any of its Subsidiaries exceed ONE MILLION and 00/100 ($1,000,000.00) DOLLARS.

         LIEN. Any interest in property securing an obligation owed to, or a claim by, any person other than the owner of the property, whether such interest shall be based on the common law, statute or contract, whether or not such interest shall be recorded or perfected and whether or not such interest shall be contingent upon the occurrence of some future event(s) or the existence of some future circumstance(s), and including the lien or security interest arising from a mortgage, encumbrance, pledge, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment or bailment for security purposes. The term "Lien" shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purposes of this Agreement, a person shall be deemed to be the owner of any property that such person shall have acquired or shall hold subject to a conditional sale agreement or other arrangement (including a leasing arrangement) pursuant to which title to the property shall have been retained by or vested in some other person for security purposes.

         LOAN. A Loan made to the BORROWER by the BANK pursuant to SECTION II of this Agreement.

         LOAN DOCUMENTS. The Promissory Note and all other documents executed by the BORROWER and the Guarantor in favor of the BANK as required in connection with the terms of the Loan.

         MAXIMUM COMMITMENT. TWELVE MILLION AND 00/100 DOLLARS ($12,000,000.00).

         MULTIEMPLOYER PLAN. As defined in Section 4001(a)(3) of ERISA.

         NOTE. The Promissory Note of the BORROWER substantially in the form of Exhibit "A" hereto, evidencing the obligation of the BORROWER to the BANK to repay the Loans.

         NOTICE OF BORROWING AND/OR SELECTION OF INTEREST PERIOD. See
SECTION 2.2.

         OBLIGATIONS. Any and all obligations of the BORROWER and the Guarantor to the BANK of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising or acquired, regardless of how they arise or are acquired or by what agreement or instrument, if any, and including obligations to perform acts and refrain from taking action as well as obligations to pay money including, but not limited to, the Loan.

         PBGC. The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         PERMITTED LIENS. The term "Permitted Liens" shall mean:

                  a) Liens securing taxes, assessments, governmental charges or levies or the claims of carriers, warehousemen, materialmen, mechanics and other like persons not yet due; PROVIDED, HOWEVER, that this clause (b) shall not be deemed to permit any Liens which may be imposed pursuant to ss.4068 of ERISA;

                  b) Liens incidental to the normal conduct of business or the ownership of properties and assets (including warehousemen's and statutory landlords' Liens), Liens, deposits or pledges securing the performance of bids, tenders or trade contracts, and Liens securing statutory obligations (including those arising under workers' compensation, unemployment insurance and other social security legislation) or surety or appeal bonds in connection with proceedings in which the BORROWER or any Subsidiary is a party;

                  c) minor survey exceptions and minor reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other minor title exceptions and encumbrances affecting property, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the BORROWER and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair the use of any of such properties in the operation of the business of the BORROWER;

                  d) Liens (including any Capital Leases) originally created to secure payment of a portion of the purchase price relating to any property or any interest therein, which the BORROWER or any Subsidiary (or, in the case of any Capital Lease, the owner) shall acquire after the date hereof, but, with respect to any such Lien, which property, or interest shall not be acquired more than 60 days prior to the date of the creation of such Lien.

                  e) Liens in replacement, extension or renewal of any Liens described in the preceding clauses (a) through (d) inclusive; and

         PERSON. Any individual, corporation, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization or government (or any agency or political subdivision thereof).

         PLAN. At any time, an employee pension or other benefit plan that is subject to Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is either (i) maintained by the BORROWER or any member of the Controlled Group for employees of the BORROWER or any member of the Controlled Group or (ii) if such Plan is established, maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the BORROWER, or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five Plan years made contributions.

         PLEDGE AGREEMENTS. Pledge Agreements encumbering up to sixty-six (66%) percent of the Pledged Stock (as defined in said Pledge Agreements) of each wholly owned foreign subsidiary of the Borrower now existing or hereafter acquired.

         REVOLVING CREDIT PERIOD. The period beginning on the date of this Agreement to the earlier date on which the commitment to make advances under the terms of the Loan is terminated or the Conversion Date.

         REVOLVING LOAN. A Loan made available to BORROWER prior to the Conversion Date pursuant to SECTION 2 of this Agreement.

         SEC. The Securities and Exchange Commission and any successor organization.

         SECURITIES ACT. The Securities Act of 1933, as amended from time to time.

         SECURITY AGREEMENTS. A certain Security Agreement of even date herewith by and between the BORROWER and the BANK encumbering assets located in the Commonwealth of Massachusetts and a certain Security Agreement of even date herewith by and between the Guarantor and the Bank encumbering assets located in the State of Florida and any other assets of the BORROWER or the Guarantor, wherever located.

         SHAREHOLDERS' EQUITY. The total stockholders' equity (including, without limitation, the sum of the capital stock excluding treasury stock and capital stock subscribed and unissued and surplus including retained earnings, additional paid-in capital and the balance of the current profit and loss account not transferred to surplus) of the BORROWER and its Subsidiaries, as determined on a consolidated basis, after eliminating all offsetting debits and credits among the BORROWER and its Subsidiaries and all other items to be eliminated in accordance with generally accepted accounting principles.

         SINGLE EMPLOYER PLAN. Any "single employer plan" as defined in Section 4001 of ERISA.

         SUBSIDIARY. The term "Subsidiary", when used herein, shall mean a corporation, limited liability company or business trust, a majority of the shares or percentage of the ownership interest of which is owned directly or indirectly by the BORROWER.

         TARGET COMPANY. A company targeted for acquisition by the BORROWER using all or a substantial portion of the Proceeds of the Note, subject to the BANK's approval of historical financial information and pro forma projections for said company when integrated with the BORROWER's financial information.

1.2 ACCOUNTING TERMS. All terms of an accounting character shall have the meanings assigned thereto by generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants applied on a basis consistent with the financial statements referred to in SECTION 4.6 of this Agreement, modified to the extent, but only to the extent, that such meanings are specifically modified herein; PROVIDED, HOWEVER, that if any change in the applicable generally accepted accounting principles will materially and adversely affect the BORROWER's ability to comply with its financial covenants hereunder, such change in generally accepted accounting principles shall not be taken into account in calculating compliance with such financial covenants unless and until this Agreement shall have been amended with the intention of taking such change into account.


                                   SECTION II

                              DESCRIPTION OF CREDIT

2.1 THE LOAN. Subject to the terms and conditions hereof, the BANK will make available to the BORROWER Loans in the aggregate amount outstanding of up to TWELVE MILLION AND 00/100 DOLLARS ($12,000,000.00) evidenced by a TWELVE MILLION AND 00/100 DOLLAR ($12,000,000.00) note ("Note") with interest payable quarterly until and including June 30, 1998 at the Base Rate, and thereafter interest shall be payable at times as determined by the Notice of Borrowing and/or Selection of Interest Period provided by the BORROWER to the BANK, provided that payments of interest will be provided at a minimum on a quarterly basis regardless of the Interest Period reflected by the BORROWER's Notice of Borrowing and/or Selection of Interest Period. During the Revolving Credit Period, the BORROWER may borrow, prepay, and reborrow pursuant to this Agreement. After the Conversion Date, the Loan shall be payable based upon payments provided on a quarterly basis equivalent to a fixed amount of principal plus interest so as to make full payment of the outstanding balance over a three
(3) year period immediately subsequent to the Conversion Date. At the BORROWER's option, interest will continue to accrue as set forth within this Agreement or the BORROWER will have the option to select a fixed rate interest option and/or a swap rate (if these Loan products are then available to the BANK) and the BORROWER will be provided with the calculation of the applicable rate based upon a determination made on or before the Conversion Date.

2.2      NOTICE AND MANNER OF BORROWING AND/OR SELECTION OF INTEREST PERIOD.

         a) Whenever the BORROWER desires to obtain or continue a Loan hereunder or convert all or a portion of an outstanding Loan into a Loan of another type provided for in this Agreement, the BORROWER shall notify the BANK (which notice shall be irrevocable) by telex, telegraph or telephone received no later than 10:00 a.m. (Boston, MA time) on the date one (1) business day before the day on which the requested Loan is to be made or continued as or changed to a Base Rate Loan, and received no later than 10:00 a.m. (Boston, MA time) on a date three (3) business days before the day on which the requested Loan is made or continued as or converted to a LIBOR Loan. Such notice shall specify (i) the effective date and amount of each Loan or portion thereof to be continued or converted, subject to the limitations set forth in SECTION 2.1, (ii) the interest rate option to be applicable thereto, and (iii) the duration of the applicable Interest Period, if any. Each such notification, a Notice of Borrowing and/or Selection of Interest Period, shall be immediately followed by a written confirmation thereof by the BORROWER in substantially the form of Exhibit "B" hereto, PROVIDED that if such written confirmation differs in any material respect from the action taken by the BANK, the records of the BANK shall control, absent manifest error.

         b) During the Revolving Credit Period and subject to the terms and conditions hereof, the BANK shall make each Loan on the effective date specified therefor by debiting the amount of such Loan to the Loan Account and crediting a like amount to the demand deposit account of the BORROWER with the BANK, or, to such other account as the BORROWER may direct.

         c) During the Revolving Credit Period and subject to the terms and conditions hereof, the BORROWER may obtain Loans hereunder by writing drafts on any checking account which it may maintain with the BANK or any of its affiliates. The amount of each such Loan shall be debited to the Loan Account.



2.3 THE LOAN ACCOUNT. The Loan shall be evidenced by debit entries to the Loan Account. The Bank shall also record in the Loan Account all payments made by the Borrower on account of indebtedness evidenced by the Loan Account and all proceeds of Collateral which are finally paid to the Bank at its office in cash or solvent credits, and may record therein, in accordance with customary accounting practice, other debits and credits, including all charges and expenses properly chargeable to the Borrower and any other Obligation. The debit balance of the Loan Account shall reflect the amount of the Borrower's indebtedness to the Bank from time to time by reason of Loans and other appropriate charges hereunder. At least once each month the Bank shall render
(i) a statement of account showing as of its date the debit balance of the loan Account and charges to the Loan Account for such month; and (ii) a statement of account showing as of its date the balance of any deposit account maintained with the Borrower with the Bank and charges to such deposit account for such month. Each such statement referred to above shall be considered correct and accepted by the Borrower and conclusively binding upon it absent manifest error unless, within thirty (30) days after the date of receipt of any such statement, notice to the contrary is received by the Bank from the Borrower.

2.4      DURATION OF INTEREST PERIODS.

         a) Subject to the provisions of the definition of Interest Period, the duration of each Interest Period applicable to the Loan shall be as specified in the applicable Notice of Borrowing and/or Selection of Interest Period.

         b) If the BANK does not receive a notice of election of duration of an Interest Period within the applicable time limits specified therein, or if, when such notice must be given, a Default exists, the BORROWER shall be deemed to have elected to select a thirty (30) day Interest Period subject to the requirements of payment of interest and/or principal as set forth within this Agreement.

         c) Notwithstanding the foregoing, the BORROWER may not select an Interest Period that would end, but for the provisions of the definition of Interest Period, after the maturity date of the Loan.

2.5 FACILITY FEES. The BORROWER shall pay the following facility fees to the BANK:

         a) FIVE THOUSAND AND 00/100 DOLLARS ($5,000.00) previously paid in connection with the execution of the Commitment Letter.

         b) FIVE THOUSAND AND 00/100 DOLLARS ($5,000.00) payable at the time of closing.

         c) FIFTEEN THOUSAND AND 00/100 DOLLARS ($15,000.00) payable at the time of the first advance under the terms of the Loan.

         d) An unused commitment fee payable to the Bank quarterly in arrears and computed at the rate of one-quarter (.25%) per annum on the average daily amount of the unborrowed portion of the commitment amount during each quarter or portion thereof.

2.6 INTEREST RATE AND PAYMENTS OF INTEREST. Each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate, which rate shall change contemporaneously with any change in the Base Rate. If the Adjusted LIBOR Rate is selected, the Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the Adjusted LIBOR Rate plus an amount to be determined based upon management-generated operating results for the preceding quarter and payable using the following calculations (which will be submitted to the Bank within fifteen (15) days from the end of each quarter):

         a) In the event that Consolidated Net Income before taxes results in a sales margin equal to or greater than three percent (3%), than the Interest Rate payable in connection with the Loan will be equivalent to Adjusted LIBOR Rate plus two percent (2%);

         b) In the event that Consolidated Net Income before taxes results in a sales margin equal to or greater than five percent (5%), than the Interest Rate payable in connection with the Loan will be equivalent to Adjusted LIBOR Rate plus one and one-half percent (1.5%);

         c) In the event that Consolidated Net Income before taxes results in a sales margin equal to or greater than ten percent (10%), than the Interest Rate payable in connection with the Loan will be equivalent to Adjusted LIBOR Rate plus one and one-quarter percent (1.25%);

         d) In the event that Consolidated Net Income before taxes results in a sales margin of less than three percent (3%), than the Interest Rate payable in connection with this Loan will be equivalent to Base Rate;

         e) In the event that the BORROWER's audited operating results differ from the unaudited results reported to the BANK, and the effect of such difference would cause the Interest Rate as calculated pursuant to this Section
2.7 to be increased or decreased, then the amount payable or to be credited as interest in connection with the Loan will be adjusted retroactively and be payable by or credited to the BORROWER at the time of the next payment due in connection with the Note.

         Such interest shall be payable for each Interest Period on the last day thereof, whether at maturity, by reason of acceleration or otherwise, provided that, if such Interest Period is ninety (90) days or longer, interest shall be payable at intervals not to exceed ninety (90) days after the first day thereof.

2.7      CHANGED CIRCUMSTANCES.

         a)       In the event that:

                  (1) on any date on which the Adjusted LIBOR Rate would otherwise be set the BANK shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining the Interbank Offered Rate, or

                  (2) at any time the BANK shall have determined in good faith (which determination shall be final and conclusive) that:

                           (a) the making or continuation of the Loan as a LIBOR Loan has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely affects the interbank LIBOR market or (2) compliance by the BANK in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

                           (b) the Adjusted LIBOR Rate shall no longer represent the effective cost to the BANK for U.S. dollar deposits in the interbank market for deposits in which it regularly participates;

then, and in any such event, the BANK shall forthwith so notify the BORROWER thereof. Until the BANK notifies the BORROWER that the circumstances giving rise to such notice no longer apply, the obligation of the BANK to allow selection by the BORROWER of LIBOR Loans shall be suspended. If at the time the BANK so notifies the BORROWER, the BORROWER has previously given the BANK a Notice of Borrowing and/or Selection of Interest Period with respect to the Loan but the new Interest Period has not yet gone into effect, such notification shall be deemed to be void and the BANK will be required to provide the BORROWER with a right to borrow in accordance with an index as similar to the Adjusted LIBOR as possible, with an interest rate and selection of an Interest Period deemed by the BANK, in its sole discretion, to be as near equal as possible to the rate of interest and available selection of Interest Periods previously provided to the BORROWER; PROVIDED, FURTHER, that if such rate selected by the BANK is deemed unacceptable by the BORROWER, then the Loan will bear interest at the Base Rate from the time of completion of the last Interest Period and the BORROWER will have the right to prepay the Loan without penalty.

Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the BORROWER shall make selection of an Interest Period (if applicable) for a Loan of the type designated in accordance with the preceding paragraph hereof by using a replacement form of Notice of Borrowing and/or Selection of Interest Period (if applicable) which will be provided to the BORROWER by the BANK for use in future selections of Interest Periods pursuant to SECTION 2.2 hereof.

         b) In case the adoption of or any change in law, regulation, treaty or official directive or the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law) made after the date of this Agreement:

                  (1) subjects the BANK to any tax with respect to payments of principal or interest or any other amounts payable hereunder by the BORROWER or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of the BANK imposed by the United States of America or any political subdivision thereof), or

                  (2) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, the BANK (other than such requirements as are already included in the determination of the Adjusted LIBOR Rate), or

                  (3) imposes upon the BANK any other condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to the BANK, reduce the income receivable by the BANK or impose any expense upon the BANK with respect to any Loans, the BANK shall notify the BORROWER thereof. The BORROWER agrees to pay to the BANK the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, within thirty (30) days of presentation by the BANK of a statement in the amount and setting forth in reasonable detail the BANK's calculation thereof, which statement shall be deemed true and correct absent manifest error.

2.8 PAYMENTS AND PREPAYMENTS OF THE LOAN. Prepayments of the Loan will not be allowed during any Interest Period. Prepayments of the Loan in increments of a minimum of $100,000.00 will be allowed without penalty at the end of any applicable Interest Period. Any such prepayments shall be applied towards the minimum annual principal repayment obligation for the year during which said prepayment is made to the BANK. Notwithstanding the foregoing, to the extent that the Loan is a Base Rate Loan, it may be prepaid at any time without premium or penalty on one (1) business day's notice and the interest accrued on the amount so paid to the date of such payment must be paid at the time of any such payment.

2.9 METHOD OF PAYMENT. All payments and prepayments of principal and all payments of interest, fees and other amounts due hereunder shall be made by the BORROWER to the BANK at 100 Federal Street, Boston, MA, in immediately available funds and in United States Dollars, on or before 11:00 a.m. (Boston time) on the due date thereof, free and clear of, and without any deduction or withholding for, any taxes or other payments. The BANK may, and the BORROWER hereby authorizes the BANK to, debit the amount of any payment not made by such time to the demand deposit account of the BORROWER with the BANK.

2.10     OVERDUE PAYMENTS.

         a) Overdue principal (whether at maturity, by reason of acceleration or otherwise) and, to the extent permitted by applicable law, overdue interest and fees or any other amounts payable hereunder or under the Note, shall bear interest from and including the due date thereof until paid, payable on demand, at a rate per annum equal to two percent (2%) above the interest rate applicable to the Note for such Interest Period.

         b) If a payment of principal or interest hereunder is not made within fifteen (15) days of BORROWER's receipt of written notice from the BANK that such payment was not made on or before its due date, the BORROWER will also pay on demand a late payment charge equal to five percent (5%) of the amount of such payment. Nothing in the preceding sentence shall affect the BANK's right to exercise any of its rights or remedies, including those provided in SECTION 6.1, if an Event of Default has occurred.

2.11 PAYMENTS NOT AT END OF INTEREST PERIOD. If the BORROWER for any reason makes any payment of principal with respect to any LIBOR Loan on any day other than the last day of an Interest Period applicable to such Loan, the BORROWER shall pay to the BANK an amount computed pursuant to the following formula:

                         L =  (R - T) x P x D
                              ---------------
                                  360

         L =    amount payable to the BANK
         R =    interest rate on such Loan
         T =    effective interest rate per annum at which any readily
                marketable bond or other obligation of the United States,
                selected at the BANK's sole discretion, maturing on or near the last day of the then applicable Interest Period of such
                Loan and in approximately the same amount as such Loan can be purchased by the BANK on the day of such payment of principal
         P =    the amount of principal prepaid
         D =    the number of days remaining in the Interest Period as of the date of such payment

The BORROWER shall pay such amount upon presentation by the BANK of a statement setting forth in reasonable detail the amount and the BANK's calculation thereof pursuant hereto, which statement shall be deemed true and correct absent manifest error. No amount shall be payable by the BORROWER pursuant to this
SECTION 2.12 if T is equal to or higher than R.

2.12 COMPUTATION OF INTEREST. Interest payable hereunder shall be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. Except as provided in Paragraph (a) of the definition of Interest Period, if any payment required by this Agreement becomes due on a day that is not a Business Day such payment shall be made on the next succeeding Business Day, and such extension shall be included in computing interest in connection with such payment.


                                   SECTION III

                               CONDITIONS OF LOAN


3.1      CONDITIONS PRECEDENT TO THE LOAN.

         The obligation of the BANK to make the Loan is subject to the following conditions precedent:

         a) the BANK shall have received, in form and substance reasonably satisfactory to the BANK and its counsel:

                  (i) this Agreement, the Note, the Guaranty, the Security Agreements, the Pledge Agreements and the Loan Documents duly executed in connection with said Note duly executed by the BORROWER or the Guarantor, as the case may be;

                  (ii) a certificate of the Clerk or an Assistant Clerk of the BORROWER with respect to resolutions of the Board of Directors authorizing the execution and delivery of this Agreement and the Note and identifying the officer(s) authorized to execute, deliver and take all other actions required under this Agreement, and providing specimen signatures of such officers;

                  (iii) a Certificate of Legal Existence and Good Standing of the BORROWER of reasonably recent date issued by the Secretary of State of Delaware, listing all documents on file with said Secretary of State;

                  (iv) a Certificate of Authority to transact business regarding the BORROWER's qualification to transact business as a foreign corporation in the Commonwealth of Massachusetts, and each jurisdiction in which the nature of its property or its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, assets or properties of the BORROWER;

                  (v) a Certificate of Good Standing of reasonably recent date issued by the Department of Revenue of the Commonwealth of Massachusetts, unless provision is made at the time of closing to extend the time for the BANK's receipt of same;

                  (vi) a Certificate signed by the Clerk or an Assistant Clerk of the BORROWER as to the truth, correctness and completeness of copies of (i) Articles of Organization filed with the Secretary of State of the BORROWER's jurisdiction of incorporation together with all amendments thereto; and (ii) By-laws of the BORROWER;

                  (vii) a certificate of the Clerk or an Assistant Clerk of the Guarantor with respect to resolutions of the Board of Directors authorizing the execution and delivery of this Agreement and the Note and identifying the officer(s) authorized to execute, deliver and take all other actions required under this Agreement, and providing specimen signatures of such officers;

                  (viii) a Certificate of Legal Existence and Good Standing of the Guarantor of reasonably recent date issued by the Secretary of State of Florida, listing all documents on file with said Secretary of State;

                  (ix) a Certificate of Authority to transact business regarding the Guarantor's qualification to transact business as a foreign corporation in each jurisdiction in which the nature of its property or its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, assets or properties of the Guarantor;

                  (x) a Certificate of Good Standing of reasonably recent date issued by the Department of Revenue of the Commonwealth of Massachusetts, unless provision is made at the time of closing to extend the time for the BANK's receipt of same;

                  (xi) a Certificate signed by the Clerk or an Assistant Clerk of the Guarantor as to the truth, correctness and completeness of copies of (i) Articles of Organization filed with the Secretary of State of the Guarantor's jurisdiction of incorporation together with all amendments thereto; and (ii) By-laws of the Guarantor;

                  (xii) favorable opinions addressed to the BANK from the BORROWER's counsel, Palmer and Dodge LLP;

                  (xiii) evidence of the filing of UCC-1 Financing Statements in favor of the BANK for filing in all offices necessary to perfect the BANK's security interest in the Collateral;

                  (xiv) receipt of evidence in form and substance satisfactory to the Bank that the Borrower requires funding to allow acquisition of the Target Company;

                  (xv) a Landlord's Waiver from all applicable business locations (if any), in a form deemed satisfactory to the BANK; and

                  (xvi) such other documents, and completion of such other matters, as counsel for the BANK may reasonably deem necessary or appropriate.

         b) based on its most recently delivered financial statements, the BORROWER will be in compliance with all financial covenants;

         c) the BORROWER shall have performed all of its obligations to be performed hereunder prior to or on the closing date; and

         d) the representations and warranties of the BORROWER contained in SECTION IV hereof shall be true on and as of the closing date with the same effect as though such representations and warranties had been made on and as of the closing date. There shall exist on the closing date no Event of Default and no condition or event which, with notice or lapse of time or both, would constitute an Event of Default if the Note had been outstanding at all times from and after the date hereof.

3.2 CONDITIONS PRECEDENT TO FUTURE ADVANCES. The conditions precedent to future advances prior to the Conversion Date and with respect to the Obligation of the BANK to make the Loans, are further subject to the following conditions:

         (a) The timely receipt by the BANK of the Notice of Borrowing or Conversion as provided in SECTION 2.2;

         (b) The representations and warranties contained herein should be true and accurate as of the effective date of each Notice of Borrowing or Conversion; and on the Conversion Date (except to the extent that such representations and warranties expressly relate to an earlier date) and no default shall have occurred and be continuing; and

         (c) The resolutions referred to in SECTION 3.1(a)(ii) shall remain in full force and effect and no change shall have occurred in any law or regulation or interpretation thereof that, in the opinion of counsel for the BANK, would make it illegal or against the policy of any governmental agency or authority for the BANK to provide advances hereunder or continue making the Loan hereunder.


                                   SECTION IV

                         REPRESENTATIONS AND WARRANTIES


4.1 ORGANIZATION AND QUALIFICATION. The BORROWER and each of its Subsidiaries listed on Exhibit "C" (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is duly qualified and in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where the nature of its properties or business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, assets or properties of the BORROWER or of the BORROWER and its Subsidiaries taken as a whole.

4.2 CORPORATE AUTHORITY. The execution, delivery, and performance of this Agreement and the Note and the transactions contemplated hereby are within the corporate power and authority of the BORROWER and have been authorized by all necessary corporate proceedings, and do not and will not (i) require any consent or approval of the stockholders of the BORROWER; (ii) contravene any provision of the charter documents or by-laws of the BORROWER or any law, rule or regulation applicable to the BORROWER; (iii) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other agreement, instrument, order or undertaking binding on the BORROWER; or (iv) have a materially adverse effect on business earnings, properties or conditions (financial or otherwise) of the BORROWER and its Subsidiaries taken as a whole.

4.3 VALID OBLIGATIONS. This Agreement and all of its terms and provisions are the legal, valid and binding obligations of the BORROWER, enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

4.4 CONSENTS OR APPROVALS. The execution, delivery and performance of this Agreement and the transactions contemplated herein do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, or any other party.


4.5 TITLE TO PROPERTIES; ABSENCE OF LIENS. The BORROWER has good and marketable title to all of the properties, assets and rights of every name and nature now purported to be owned by it, including without limitation, title to all of the properties, assets, and rights of every name and nature now purported to be owned by it and as reflected in the financial statements provided to the BANK and referenced in SECTION 4.6 (except such properties, assets or rights as have been disposed of in the ordinary course of business since the date thereof), free from all Liens except Permitted Liens or those Liens disclosed in Exhibit "D" hereto, and, except as so disclosed, free from all defects of title that might materially adversely affect such properties, assets or rights, taken as a whole.

4.6 FINANCIAL STATEMENTS. The BORROWER has furnished the BANK its consolidated balance sheet as of September 30, 1997, and its consolidated statements of operations, changes in shareholders' equity and cash flow for the fiscal year then ended, and related footnotes, audited and certified by Ernst & Young LLP, Independent Certified Public Accountants (the "Accountants"). Such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified and present fairly the financial position of the BORROWER and its Subsidiaries as of such date and the results of the operations of the BORROWER and its Subsidiaries for such period. There are no material liabilities, contingent or otherwise, not disclosed in such financial statements or in the financial statements furnished to the BANK pursuant to Section 5.1.

4.7 CHANGES. Since the date of the most recent financial statements furnished to the BANK pursuant to SECTION 4.6 OR SECTION 5.1, there have been no changes in the assets, liabilities, financial condition, business or prospects of the BORROWER other than changes in the ordinary course of business, the effect of which has not, in the aggregate, been materially adverse and, except for the payment of regular quarterly dividends on its common stock, the BORROWER has not directly or indirectly declared, ordered paid or set apart any sum or property for any Restricted Payment or agreed to do so.

4.8 FRANCHISES, LICENSES, REGISTRATIONS, ETC. The BORROWER and its Subsidiaries each own or possess, and hold free from burdensome restrictions or known conflicts with the rights of others, all franchises, licenses, registrations, permits, rights of way, easements, consents, copyrights, trademarks, service marks, trade names and patents, and all rights with respect to the foregoing, necessary for the conduct of their respective businesses as now conducted and as proposed to be conducted, and are in full compliance with the terms and conditions, if any, of all such franchises, licenses, registrations, permits, rights of way, easements, consents, copyrights, trademarks, service marks, trade names and patents, and the terms and conditions of any agreements relating thereto, except for such conflicts or noncompliance which, either individually or in the aggregate, do not materially and adversely affect, and in the future will not (so far as the BORROWER can now reasonably foresee) materially and adversely affect, the business, earnings, properties or condition (financial or other) of the BORROWER and its Subsidiaries, taken as a whole.

4.9 COMPLIANCE WITH OTHER INSTRUMENTS, ETC. Neither the BORROWER nor any of its Subsidiaries is (a) in violation of any term of its charter or by-laws or
(b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in, and is not otherwise in default under, (i) any evidence of Indebtedness or any instrument or agreement in connection therewith, or (ii) to the best of the BORROWER's knowledge any other instrument or agreement to which it is a party or by which it is bound or any of its properties is affected except, in the case of any defaults under instruments and agreements described in clause (ii), such defaults which, either individually or in the aggregate, do not materially and adversely affect, and will not (so far as the BORROWER can now reasonably foresee) materially and adversely affect, the business, earnings, properties or condition (financial or other) of the BORROWER and its Subsidiaries, taken as a whole. Neither the execution, delivery nor performance of this Agreement does or will (A) conflict with or violate the charter or by-laws of the BORROWER or any of its Subsidiaries, (B) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any Lien on any of the properties or assets of the BORROWER or any of its Subsidiaries or any other instrument referred to in this SECTION 4.9 to which the BORROWER or any of its Subsidiaries is a party for which it is bound, or (C) require any consent of or other action by any trustee or any creditor of, any lessor to or any investor in the BORROWER or any of its Subsidiaries.

4.10 OUTSTANDING SECURITIES. All outstanding securities (as defined in the Securities Act) of the BORROWER and its Subsidiaries have been offered, issued, sold and delivered by the BORROWER or any of its Subsidiaries, as the case may be, in compliance with, or pursuant to exemptions from, all applicable federal and state laws, and the rules and regulations of federal and state regulatory bodies governing the offering, issuance, sale and delivery of securities.

4.11     DEFAULTS. As of the date of this Agreement, no Default exists.

4.12 TAXES. The BORROWER and each Subsidiary have filed all federal, state and other tax returns required to be filed, and all taxes, assessments and other governmental charges due from the BORROWER and each Subsidiary have been fully paid except those being contested in good faith. The BORROWER and each Subsidiary have established on their books reserves adequate for the payment of all federal, state and other tax liabilities.

4.13 NO MARGIN REGULATION VIOLATION. None of the transactions contemplated by this Agreement will violate or result in a violation of Section 7 of the Exchange Act or any regulations issued pursuant thereto, including, without limitation, Regulation T (12 C.F.R., Part 220), as amended, Regulation U (12 C.F.R., Part 221), as amended, and Regulation X (12 C.F.R., Part 224), as amended, of the Board of Governors of the Federal Reserve System. The assets of the BORROWER do not include any "margin securities" within the meaning of such Regulation U, and the BORROWER has no present intention of acquiring any such margin securities.

4.14 LITIGATION. Except as set forth on Exhibit "E" hereto, or as reported in or with the financial statements delivered to the BANK pursuant to SECTION
4.6 OR 5.1, there is no litigation, arbitration, proceeding or investigation pending, or, to the knowledge of the BORROWER's or any Subsidiary's officers, threatened, against the BORROWER or any Subsidiary that, if adversely determined, could result in a material judgment not fully covered by insurance, could result in a forfeiture of all or any substantial part of the property of the BORROWER or its Subsidiaries, or could otherwise have a material adverse effect on the assets, business or prospects of the BORROWER and its Subsidiaries, taken as a whole.

4.15 INVESTMENT COMPANY ACT. Neither the BORROWER nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended.

4.16 COMPLIANCE WITH ERISA; MULTIEMPLOYER PLANS. Neither the execution and delivery of this Agreement and the Note by the BORROWER, nor the consummation of any of the other transaction contemplated by this Agreement is or will constitute a "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA. Each Plan other than a Multiemployer Plan is in material compliance with ERISA. No Plan which is a Single Employer Plan has an "accumulated funding deficiency" within the meaning of Section 412 of the Code, whether or not waived. No proceedings have been instituted by the PBGC to terminate any Plan which is a Single Employer Plan. To the best of the BORROWER's knowledge, each Plan which is a Multiemployer Plan is in material compliance with ERISA, does not have an "accumulated funding deficiency" within the meaning of Section 412 of the Code, whether or not waived, and is not in "reorganization" within the meaning of Section 4241 of ERISA. Neither the BORROWER nor any ERISA Affiliate has incurred any material liability to or on account of a Plan under ERISA. The BORROWER has made all contributions to the Plans required to be made by it. The actuarial present value of all accrued benefit liabilities under each Plan which is a Single Employer Plan, as defined in Section 4001(a)(15) of ERISA (based on the assumptions used in the funding of such Plan, which assumptions are reasonable, and determined as of the last day of the most recent plan year of such Plan for which annual reports had been filed with the Internal Revenue Service) does not exceed the current fair market value of the assets of such Plan.

4.17 NO MATERIALLY ADVERSE CONTRACTS, ETC. Neither the BORROWER nor any of its Subsidiaries is a party to any contract or agreement, or subject to any order, writ, injunction or decree or other action of any court or any governmental department, commission, bureau, board or other administrative agency or official, or any charter or other corporate or contractual restriction, which, to the best of the BORROWER's knowledge, materially and adversely affects, or in the future will (so far as the BORROWER can now reasonably foresee) materially and adversely affect, the business, earnings, properties or condition (financial or other) of the BORROWER and its Subsidiaries, taken as a whole.

4.18     COMPLIANCE WITH ENVIRONMENTAL LAWS.

         (a) The BORROWER and its Subsidiaries each are, and will continue to be, in compliance with all applicable federal, state and local environmental laws, regulations and ordinances governing its business, products, properties or assets with respect to all discharges into the ground and surface water, emissions into the ambient air and generation, accumulation, storage, treatment, transportation, labeling or disposal of waste materials or process by-products, the violation of which could materially and adversely affect the business, earnings, properties or condition (financial or other) of the BORROWER and its Subsidiaries, taken as a whole, and neither the BORROWER nor any of its Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing. All licenses, permits or registrations required for the business of the BORROWER and its Subsidiaries, as presently conducted and proposed to be conducted, under any federal, state or local environmental laws, regulations or ordinances have been obtained or made other than any such licenses, permits or registrations the failure to obtain or make which, either individually or in the aggregate, do not materially and adversely affect, and will not (so far as the BORROWER can now reasonably foresee) materially and adversely affect, the business, earnings, properties or condition (financial or other) of the BORROWER and its Subsidiaries, taken as a whole, and the BORROWER and its Subsidiaries each are in compliance therewith.

         (b) No release, emission, or discharge into the environment of hazardous substances, as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended; or hazardous waste, as defined under the Resource Conservation and Recovery Act; or air pollutants, as defined under the Clean Air Act; or pollutants, as defined under the Clean Water Act; has occurred or is presently occurring on or from any property owned or leased by the BORROWER or its Subsidiaries in excess of federal, state or local permitted releases or reportable quantities, or other concentrations, standards or limitations under the foregoing laws or any state or local law governing the protection of health and the environment or under any other federal, state or local laws or regulations (then or now applicable, as the case may be) other than any such releases, emissions or discharges which, either individually or in the aggregate, do not materially and adversely affect, and will not (so far as the BORROWER can now reasonably foresee) materially and adversely affect, the business, earnings, properties or condition (financial or other) of the BORROWER and its Subsidiaries, taken as a whole.

         c()      Except as set forth in Exhibit "F" hereto, neither the
BORROWER nor any of its Subsidiaries has been held within the last year from the date hereof legally responsible for any release or threatened release of any hazardous substance, or received notification from any federal, state or other governmental authority of any release or threatened release, or that it may be required to pay any costs or expenses incurred or to be incurred in connection with any efforts to mitigate the environmental impact of any release or threatened release, of any hazardous substance from any site or structure owned, occupied or operated by the BORROWER or any of its Subsidiaries.


                                    SECTION V

                            COVENANTS OF THE BORROWER

So long as the Loan remains outstanding, the BORROWER covenants as follows:

5.1 FINANCIAL STATEMENTS OF THE BORROWER AND OTHER REPORTING REQUIREMENTS. The BORROWER shall furnish to the BANK:


         a()      as soon as available to the BORROWER, but in any event within ninety (90) days after the end of each fiscal year, audited, consolidated balance sheet of the BORROWER and its Subsidiaries as of the end of such fiscal year, and the consolidated statements of operations, retained earnings and cash flows of the BORROWER and its Subsidiaries for such fiscal year, setting forth in each case, in comparative form, the figures for the preceding fiscal year, all in reasonable detail, such financial statements to be accompanied by an opinion of the Accountants or a firm of independent certified public accountants of nationally recognized standing, which opinion shall state that (i) the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, and (ii) such financial statements present in all material respects fairly the financial position of the BORROWER and its Subsidiaries at such date and the results of operations and cash flows thereof for such period and have been prepared in conformity with generally accepted accounting principles, except for changes in application in which such accountants concur; and

         b()      as soon as practicable and, in any case, within twenty (20)
days of the end of each month, monthly management prepared financial information containing consolidated financial statements of the BORROWER and its Subsidiaries, including unaudited consolidated statements of earnings, retained earnings and cash flows and net income from the BORROWER and its Subsidiaries for such monthly accounting period and for the fiscal year to date, certifying by the Chief Financial Officer as fairly representing the financial information therein, subject to year-end adjustments and accompanied by a Covenant Compliance Certificate in a form mutually agreed upon between the BORROWER and the BANK.

         c()      within thirty (30) days of the close of each fiscal year,
detailed and updated financial projections, providing annualized financial data broken down by quarters and by product area in a form deemed satisfactory to the BANK;

         d()      promptly after the receipt thereof by the BORROWER, copies of any reports submitted to the BORROWER by independent public accountants in connection with any interim review of the accounts of the BORROWER made by such accountants;

         e()      promptly after the same are available, copies of all proxy statements, financial statements and reports as the BORROWER shall send to its stockholders or as the BORROWER may file with the Securities and Exchange Commission or any governmental authority at any time having jurisdiction over the BORROWER or its Subsidiaries;

         f()      if and when the BORROWER gives or is required to give notice to the PBGC of any "Reportable Event" (as defined in Section 4043 of ERISA) with respect to any Plan that might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that any member of the Controlled Group or the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC

         g()      as soon as possible and, in any event, within five (5) days after becoming aware of the existence of any condition or event that constitutes a Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto;

         h()      promptly upon becoming aware of any litigation or of any
investigative proceedings by a governmental agency or authority commenced or threatened against the BORROWER or any of its Subsidiaries of which it has notice, the outcome of which would have a materially adverse effect on the assets, business or prospects of the BORROWER or the BORROWER and its Subsidiaries taken as a whole, written notice thereof and the action being or proposed to be taken with respect thereto;

         i()      from time to time, such other financial data and information about the BORROWER and its Subsidiaries as the BANK may reasonably request.

5.2      CONDUCT OF BUSINESS. Each of the BORROWER and its Subsidiaries shall:

         a()      duly observe and comply in all material respects with all
applicable laws and valid requirements of any governmental authorities relative to its corporate existence, rights and franchises, to the conduct of its business and to its property and assets (including without limitation all Environmental Laws and ERISA), and shall maintain and keep in full force and effect all licenses and permits necessary in any material respect to the proper conduct of its business; and
         b()      maintain its corporate existence, provided that this section shall not be deemed to prohibit transactions otherwise permitted by this Agreement.

5.3 MAINTENANCE AND INSURANCE. The BORROWER and each of its Subsidiaries shall maintain its properties in good repair, working order and condition as required for the normal conduct of its business and as required by the Security Agreement. The BORROWER and each of its Subsidiaries shall at all times maintain liability and casualty insurance with financially sound and reputable insurers in such amounts as the officers of the BORROWER in the exercise of their reasonable judgment deem to be adequate.

5.4 TAXES. The BORROWER shall pay or cause to be paid all taxes, assessments or governmental charges on or against it or any of its Subsidiaries or its or their properties on or prior to the time when they become due; PROVIDED that this covenant shall not apply to any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with generally accepted accounting principles.

5.5 INSPECTION. The BORROWER and its Subsidiaries each will permit the BANK by its representatives, agents or attorneys, (i) to examine all books of account, records, reports and other papers of the BORROWER and its Subsidiaries,
(ii) to make copies and take extracts from any thereof (it being understood that no copies may be made or extracts taken of any proprietary information), (iii) to discuss the affairs, finances and accounts of the BORROWER and its Subsidiaries with their respective officers and independent certified public accountants (and by this provision the BORROWER hereby authorizes said accountants to discuss with the BANK the finances and accounts of the BORROWER and its Subsidiaries), and (iv) to visit and inspect, upon reasonable notice, at reasonable times during normal business hours the properties of the BORROWER or any of its Subsidiaries.

5.6 MAINTENANCE OF BOOKS AND RECORDS. The BORROWER and each of its Subsidiaries shall keep adequate books and records of account, in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with generally accepted accounting principles consistently applied and applicable law.

5.7 LIENS. Neither the BORROWER nor any Subsidiary will create, incur or suffer to exist any Lien upon any of its assets or property now or hereafter owned, or upon the income or profits thereof, except for Permitted Liens or Liens for the benefit of the BANK.

5.8 CONSOLIDATED TANGIBLE NET WORTH. The BORROWER and its Subsidiaries will maintain at all times a Consolidated Tangible Net Worth of not less than the sum of (a) TWENTY-TWO MILLION AND 00/100 DOLLARS ($22,000,000.00) plus (b) one hundred percent (100%) of Consolidated Net Income for each fiscal year of the BORROWER beginning with the fiscal year ended on September 30, 1997.

5.9 RATIO OF INDEBTEDNESS TO CONSOLIDATED TANGIBLE NET WORTH. The BORROWER will maintain a ratio of Indebtedness to Consolidated Tangible Net Worth of not greater than 1:1.

5.10 INTEREST COVERAGE RATIO. The Interest Coverage Ratio shall be not less than 3:1 calculated at the end of the fiscal quarter ending on June 30, 1998, and shall not be less than 5:1 calculated at the end of each fiscal quarter ending on or after September 30, 1998. For purposes of this section, the Interest Coverage Ratio shall be the ratio of (i) the BORROWER's Consolidated Net Income, but calculated without deduction of amounts for interest and tax expense, to (ii) the BORROWER's interest expense, all calculated in accordance with generally accepted accounting principles. If no interest has accrued during the relevant period of the Loan, then for the purpose of calculating compliance with this ratio, the Bank will assume a minimum amount of interest of One and 00/100 Dollar ($1.00) has accrued. The fiscal period for which the Interest Coverage Ratio shall be calculated (I) at June 30, 1998 shall be the fiscal quarter ended on that date; (II) at September 30, 1998, shall be the two fiscal quarters ended on that date; (III) at December 31, 1998, shall be the three fiscal quarters ended on that date; and (IV) at March 30, 1998, and thereafter, shall be the four fiscal quarters ended on that date.

5.11 LIMITATIONS ON CAPITAL EXPENDITURES. Each year that the Loan is outstanding, capital expenditures will be limited to the amount set forth in the plan of capital expenditures furnished by the BORROWER to the BANK and approved by the BANK.

5.12 LIMITATIONS ON BUSINESS ACTIVITIES. The BORROWER and its Subsidiaries, taken as a whole, shall engage in business of the same general nature as the business presently conducted by them.

5.13 LIMITATIONS ON LOSSES. The financial loss attributable to the consolidated operations of the BORROWER for the fiscal quarter ending December 31, 1997 will not exceed ONE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($1,500,000.00) and FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($500,000.00) for the fiscal quarter ending March 30, 1998.


                                   SECTION VI

                               NEGATIVE COVENANTS


So long as the Bank is providing funding hereunder or any Loan or other Obligation remains outstanding, the Borrower covenants as follows:

6.1 INDEBTEDNESS. The BORROWER will not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than the following:

         a        Indebtedness of the BORROWER to the BANK, any direct or
indirect subsidiary of the BANK or any of the BANK's affiliates;

         b        Indebtedness existing as of the date of this Agreement and disclosed in the financial statements referred to in SECTION 4.6.

         c        Indebtedness secured by Permitted Liens.

         d        Indebtedness incurred in the ordinary course of business.

         e        Indebtedness to other financial institutions with the BANK's prior approval which shall not be unreasonably withheld.

         f        Indebtedness incurred as a result of acquisitions provided that after integrating the financial information relative to the acquired entity that the BORROWER remains in compliance with all financial covenants set forth within this Agreement.

6.2 CONTINGENT LIABILITIES. The Borrower shall not create, incur, assume, guarantee or remain liable with respect to any Guarantees other than the following:

         a        Guarantees in favor of the Bank, or any of its affiliates;

         b        Guarantees existing on the date of this Agreement and/or
disclosed in the financial statements referred to in SECTION 4.6;

         c        Guarantees resulting from the endorsement of negotiable
instruments for collection in the ordinary course of business;

         d        Guarantees with respect to surety, appeal performance and
return-of-money and other similar obligations incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

         e        Guarantees of normal trade debt relating to the acquisition of goods and supplies; and

         f        Guarantees of the obligations of Subsidiaries, provided that after giving effect to such Guarantees the BORROWER remains in compliance with all financial covenants set forth within this Agreement.

6.3 ERISA. Neither the Borrower nor any member of the Controlled Group shall permit any Plan maintained by it to (i) engage in any "prohibited transaction" (as defined in Section 4975 of the Code, (ii) incur any "accumulated funding deficiency" (as defined in Section 302 of ERISA) whether or not waived, or (iii) terminate any Plan in a manner that could result in the imposition of a lien or encumbrance on the assets of the Borrower pursuant to Section 4068 of ERISA.

6.4 MERGER; CONSOLIDATION; SALE OR LEASE OF ASSETS. The Borrower shall not sell, lease or otherwise dispose of assets or properties (valued at the lower of cost or market), or liquidate, merge or consolidate into or with any other person or entity, provided, however, the BORROWER may (i) sell inventory in the ordinary course of its business on reasonable commercial terms, (ii) dispose of other assets not constituting all or substantially all of its assets for fair consideration in the ordinary course of its business provided that such dispositions will not exceed the aggregate amount of FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($500,000.00) during any fiscal year that the Obligations are outstanding, (iii) merge with another corporation provided that the BORROWER is the surviving corporation, that the size (e.g. purchase price) of the acquisition does not exceed ONE MILLION AND 00/100 DOLLARS ($1,000,000.00) and that after giving effect to the merger the BORROWER remains in compliance (with all financial covenants set forth within this Agreement) and will stay in compliance for the foreseeable future based upon projections, performance, or other financial information made available to the BANK, (iv) merge with or acquire OFC Corporation ("OFC") provided that within thirty (30) days of such merger or acquisition the Bank receives the unlimited Corporate Guaranty of OFC supported by all reasonable due diligence required by the Bank and its counsel and a first priority security interest in all the assets of OFC in which a security interest can be granted under the Uniform Commercial Code, (v) merge with or acquire Galenica Inc. and its affiliates.

6.5 SALE AND LEASEBACK. Without the prior written consent of the Bank, the Borrower shall not enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property owned by it in order to lease such property or lease other property that the Borrower intends to use for substantially the same purpose as the property being sold or transferred.


                                  SECTION VII

                                    DEFAULTS


7.1 EVENTS OF DEFAULT; ACCELERATION OF NOTE. If any of the following conditions or events ("Events of Default") shall occur and be continuing:

         a        the BORROWER shall fail to pay any principal of or interest on the Note as and when due or otherwise fail to make payment of principal or interest under the terms of any other Obligation hereunder or as set forth in any agreement, instrument or other document evidencing, securing or otherwise delivered in connection with the Obligations; or

         b        loss, theft or substantial damage of or to any substantial portion of the Collateral, or the issuance of an attachment or an injunction against the BORROWER or any of its Subsidiaries affecting any substantial portion of the Collateral; or
         c        an Event of Default as set forth under the terms of the
Security Agreement or any of the Loan Documents executed in connection with the Note; or

         d        the BORROWER shall default in the due and punctual performance of or compliance with any other covenant, condition or agreement to be performed or observed by it under any provision hereto; or

         e        any representation or warranty of the Borrower contained in this Agreement or in any certificate, statement or other writing furnished in connection herewith or pursuant hereto or in connection with any of the Loan Documents shall prove to have been false or inaccurate in any material respect on the date as of which such representation or warranty was made; or

         f        a final judgment(s) entered by a court(s) of competent
jurisdiction for the payment of money in excess of $250,000 in the aggregate shall be rendered against the Borrower or any Subsidiary and shall not be discharged, bonded or stayed within sixty (60) days; or

         g        the Borrower or any Subsidiary shall (i) commence a voluntary case under any chapter of the Federal Bankruptcy Code (as now or hereafter in effect), or shall consent to (or fail to controvert in a timely manner) the commencement of an involuntary case against it under said Code; (ii) institute proceedings for liquidation, rehabilitation, readjustment or composition (or any related or similar purpose) under any law (other than the Federal Bankruptcy
Code) relating to financial distressed debtors, their creditors or property, or shall consent to (or fail to controvert in a timely manner) the institution of any such proceedings against it; (iii) make an assignment for the benefit of creditors or enter into any arrangement for the benefit of creditors or enter into any arrangement for the adjustment or composition of debts or claims; (iv) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator, assignee, sequestrator (or other similar official) of itself or any of its property; or (v) take corporate action for the purpose or with the effect of authorizing, acknowledging or confirming the taking or existence of any action or condition specified in clause (i),
(ii), (iii) or (iv) above; or

         h        a court or other governmental authority or agency having
jurisdiction shall enter a decree or order (i) for the appointment of a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of the Borrower or any Subsidiary or of any part of its property, or for the winding-up or liquidation of its affairs, and such decree or order shall remain in force undischarged and unstayed for a period of more than 60 days, or (ii) for the sequestration or attachment of any part of the property of the Borrower or any Subsidiary which is a material part of the property of the Borrower and its Subsidiaries, taken as a while, without its unconditional return to the possession of the Borrower or such Subsidiary, or its unconditionally release from such sequestration or attachment, within 60 days thereafter; or
         i        a court having jurisdiction shall enter an order for relief in any involuntary case commenced against the Borrower or any Subsidiary under the Federal Bankruptcy Code, and such order shall remain in force undischarged and unstayed for a period of more than 60 days; or

         j        a court or other governmental authority or agency having
jurisdiction shall enter a decree or order approving or acknowledging as properly filed or commenced against the Borrower or any Subsidiary a petition or proceedings for liquidation, rehabilitation, readjustment or composition (or for any related or similar purpose) under any law (other than the Federal Bankruptcy
Code) relating to financially distressed debtors, their creditors or property, and any such decree or order shall remain in force undischarged and unstayed for a period of more than 60 days; or

         k        the Borrower or any Subsidiary shall be unable, or shall admit in writing its inability, to pay its debts as they come due; or

         l        (i) any Plan (other than a Multiemployer Plan) shall incur an
"accumulated funding deficiency," within the meaning of Section 412(a) of the Code, with respect to any plan year, or (ii) any waiver of such standard shall be sought or granted under Section 412(d) of the Code, or (iii) any Plan shall be terminated or the subject of termination proceedings under ERISA in a manner that could result in the imposition of a lien or encumbrance on the assets of the BORROWER pursuant to Section 4068 of ERISA, or (iv) the Borrower or any Subsidiary shall incur or be likely to incur a liability to or on account of a Plan under Section 4062, 4063, 4064, or 4201 of ERISA, and there shall result for any such event or events in each of (i), (ii), (iii), or (iv) either a liability or a material risk of incurring a liability to the PBGC or a Plan, which in the opinion of any holder of a Note could have a material and adverse effect on the business, earnings, properties or condition (financial or other) of the Borrower and its Subsidiaries, taken as a whole;

         m        Notwithstanding anything contained herein to the contrary, if the BORROWER shall fail to perform or observe the Obligations described herein in Article 7.1 b), c), d), e) and l), an Event of Default shall not be deemed to have occurred unless the BORROWER shall fail to cure such breach within fifteen
(15) days following written notice of said default; provided that, if such default is susceptible of cure but cannot reasonably be cured within such fifteen (15) day period, and if the BORROWER shall in good faith commence to cure such default within such fifteen (15) day period, and thereafter diligently and expeditiously proceed to cure the same, such fifteen (15) day period shall be extended for such time as is reasonably necessary for the BORROWER in the exercise of due diligence to cure such default, but in no event shall such period exceed forty-five (45) days after the BORROWER first obtains knowledge of such default.

then, the BANK shall have rights to exercise the remedies set forth within the terms of the Security Agreement or any other remedies as set forth within any of the Loan Documents executed by the BORROWER.

                                  SECTION VIII


                                  MISCELLANEOUS



8.1 NOTICES. All notices, requests and demands to or upon the BORROWER or the BANK shall be deemed to have been duly given or made: if by telecopy, telex, telegram or by hand, immediately upon sending or delivery; if by any overnight delivery service, one (l) day after dispatch; and if mailed by certified mail, return receipt requested, five (5) days after mailing. All notices, requests, and demands are to be given or made to the respective parties at the following addresses (or to such other address as any party may designate by notice in accordance with this section):

         a)       If to the BORROWER:

                  Galileo Corporation
                  Galileo Park
                  P.O. Box 550
                  Sturbridge, MA 01566
                  Attention: Gregory Riedel, Chief Financial Officer

                  Telephone: 508/347-4222
                  Telecopier: 508/347-9693

         b)       with a copy to:

                  Palmer & Dodge LLP
                  One Beacon Street
                  Boston, MA 02108
                  Attention: David R. Pokross, Jr., Esq.

                  Telephone: 617/573-0100
                  Telecopier: 617/227-4420

         c)       If to the BANK:

                  BankBoston, N.A.
                  100 Federal Street
                  Boston, MA 02110

                  Telephone: 617/434-2200
                  Telecopier:

         d)       With a copy to:

                  Cohen, Rosenthal P.C.
                  One Monarch Place, Suite 1300
                  Springfield, MA 01144-1001
                  Attention: Francis R. Mirkin, Esq.

                  Telephone: 413/781-0472
                  Telecopier: 413/734-9013

8.2 EXPENSES. The BORROWER shall pay or reimburse the BANK for all reasonable expenses, including attorneys' fees incurred or paid by the BANK in connection with the preparation, negotiation and closing of this Agreement up to the amount of TWELVE THOUSAND AND 00/100 DOLLARS ($12,000.00) provided that such fees and expenses are not intended to include out-of-pocket costs and disbursements by BANK counsel and Facility Fees.

8.3 SET-OFF. Any deposits or other sums, at any time credited by or due from the BANK to the BORROWER may at any time after the occurrence of an Event of Default without notice to the BORROWER be applied to or set off against Obligations on which the BORROWER is primarily liable.

8.4 TERM OF AGREEMENT. This Agreement shall continue in force and effect so long as the Note or any extensions, renewals or amendments remain outstanding.

8.5 NO WAIVERS. No failure or delay by the BANK in exercising any right, power or privilege hereunder or under any other documents or agreements executed in connection herewith shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

8.6 GOVERNING LAW. This Agreement shall be deemed to be a contract made under seal and shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts (without giving effect to any conflicts of laws provisions contained therein).

8.7 AMENDMENTS. Neither this Agreement nor any provision hereof or thereof may be amended, waived, discharged or terminated except by a written instrument signed by the BANK and, in the case of amendments, by the BORROWER.

8.8 BINDING EFFECT OF AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the BORROWER and the BANK and their respective successors and assigns; provided that the BORROWER may not assign or transfer its rights hereunder. The BANK may assign all of its rights and obligations hereunder without the consent of the BORROWER, provided, however, that no such assignment by the BANK before the Conversion Date shall relieve it of its obligation to make Loans to the BORROWER. The BANK may sell, transfer or grant participation in the Note under SECTION 8.8 without the prior written consent of the BORROWER; provided that, notwithstanding any such transfer or participation, the BORROWER may, for all purposes of this Agreement, treat the BANK as the person entitled to exercise all rights hereunder and under the Note and to receive all payments with respect thereto.

8.9 COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

8.10 SEVERABILITY. The invalidity or unenforceability of any one or more phrases, clauses or sections of this Agreement shall not affect the validity or enforceability of the remaining portions of it.

8.11 CAPTIONS. The captions and headings of the various sections and subsections of this Agreement are provided for convenience only and shall not be construed to modify the meaning of such sections or subsections.

8.12 ENTIRE AGREEMENT. This Agreement and the documents and agreements executed in connection herewith constitute the final agreement of the parties hereto and supersede any prior agreement or understanding, written or oral, with respect to the matters contained herein and therein.

8.13 JURY WAIVER. THE BORROWER AND THE BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THEY MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. BORROWER HEREBY CERTIFIES THAT NEITHER THE BANK NOR ANY OF THE ITS REPRESENTATIVES, AGENTS OR COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT, IN THE EVENT OF ANY SUCH SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO TRIAL BY JURY. BORROWER ACKNOWLEDGES THAT THE BANK HAS BEEN INDUCED TO ACCEPT THIS AGREEMENT AND MAKE THE LOAN REPRESENTED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THIS WAIVER. BORROWER ACKNOWLEDGES THAT IT HAS READ THE PROVISIONS OF THIS AGREEMENT AND, IN PARTICULAR, THIS PARAGRAPH; HAS CONSULTED LEGAL COUNSEL; UNDERSTANDS THE RIGHT IT IS GRANTING IN THIS AGREEMENT AND IS WAIVING IN THIS PARAGRAPH IN PARTICULAR; AND MAKES THE ABOVE WAIVER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY.





















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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as an instrument under seal as of the day and year first above written.



Witness:                                GALILEO CORPORATION



---------------------------------       By: /s/ Gregory Riedel
                                            ---------------------------------
                                            Its Vice President, Finance and
                                            Chief Financial Officer



                                        BANKBOSTON, N.A.



---------------------------------       By: /s/ Thomas Creed
                                            ---------------------------------
                                            Its Vice President








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